Exhibit 10.04
ITT CORPORATION
2003 EQUITY INCENTIVE PLAN
THIS AGREEMENT (the “Agreement”), effective as of the XX day of [month, year], by and between ITT Corporation (the “Company”) and [name] (the “Grantee”), WITNESSETH:
WHEREAS, the Grantee is now employed by the Company or an Affiliate (as defined in the Company’s 2003 Equity Incentive Plan, as amended and restated as of March 1, 2008 (the “Plan”)) as an employee, and in recognition of the Grantee’s valued services, the Company, through the Compensation and Personnel Committee of its Board of Directors (the “Committee”), desires to provide an opportunity for the Grantee to acquire or enlarge stock ownership in the Company, pursuant to the provisions of the Plan.
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, a copy of which is attached hereto and incorporated herein as part of this Agreement, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:
1.	Grant of Restricted Stock. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby confirms the grant on [month, day, year] (the “Grant Date”) to the Grantee of XX,XXX shares of Restricted Stock.

2.	Terms and Conditions. It is understood and agreed that the shares of Restricted Stock are subject to the following terms and conditions:
(a)	Restrictions. Except as otherwise provided in the Plan and this Agreement, the Grantee may not sell, assign, pledge, exchange, transfer, hypothecate or encumber any shares of Restricted Stock subject to this Award until the Period of Restriction set forth in subsection 2(c) below shall lapse.

(b)	Custody, Dividends and Voting Rights.
(i)	As soon as practicable following the grant of Restricted Stock, the shares of Restricted Stock shall be registered in the Grantee’s name in certificate or book-entry form. If a certificate is issued, it shall bear an appropriate legend referring to the restrictions and it shall be held by the Company, or its agent, on behalf of the Grantee until the Period of Restriction has lapsed or otherwise been satisfied. If the shares are registered in book-entry form, the restrictions shall be placed on the book-entry registration.

(ii)	Except for the transfer restrictions, and subject to such other restrictions, if any, as determined by the Committee, the Grantee shall have all other rights of a holder of shares, including the right to receive dividends paid (whether in cash or property) with respect to the Restricted Stock and the right to vote (or to execute proxies for voting) such shares. Unless the Committee determines otherwise, if all or a part of the dividend in respect of the Restricted Stock is paid in shares or any other security issued by the Company, such shares or other securities shall be held by the Company subject to the same restrictions as the Restricted Stock in respect of which the dividend is paid.

(c)	Lapse of Period of Restriction. Subject to subsection 2(d) below, the Period of Restriction shall lapse, and shares of Restricted Stock shall vest and become free of the forfeiture and transfer restrictions contained in this Agreement on [month, day, year], provided the Grantee has been actively and continuously employed by the Company or an Affiliate on a full-time basis from the Grant Date through the end of the Period of Restriction. Upon lapse of the Period of Restriction, the Company will make arrangements for the form in which the released shares will be issued to the Grantee.

To the extent not earlier vested pursuant to this subsection (c), the Period of Restriction shall lapse and shares of Restricted Stock shall vest in full upon an Acceleration Event (as defined in the Plan).

(d)	Effect of Termination of Employment. Except as otherwise provided below, if the Grantee’s employment with the Company and its Affiliates is terminated for any reason, any shares subject to the Period of Restriction at the time of such termination event shall be immediately forfeited.
(i)	Termination due to Death or Disability. If the Grantee’s termination of employment is due to death, or Disability (as defined below), the shares of Restricted Stock shall immediately become 100% vested and the Period of Restriction shall lapse as of such termination date.

(ii)	Termination due to Retirement or Termination by the Company for Other than Cause. If the Grantee’s termination of employment is due to Retirement (as defined below) or if the Grantee’s employment is terminated by the Company (or an Affiliate, as the case may be) for other than cause (as determined by the Committee), a prorated portion of the shares of Restricted Stock shall immediately vest as of such termination date (see “Prorated Vesting Upon Retirement or Termination by the Company for Other than Cause” below). For purposes of this subsection 2(d)(ii), the Grantee shall be considered employed during any period in which the Grantee is receiving severance in the form of salary continuation, and the date of the termination of the Grantee’s employment shall be the last day of any such severance period.
Retirement. For purposes of this Agreement, the term “Retirement” shall mean the termination of the Grantee’s employment if, at the time of such termination, the Grantee is eligible to commence receipt of retirement benefits under a traditional formula defined benefit pension plan maintained by the Company or an Affiliate (or would be eligible to receive such benefits if he or she were a participant in such traditional formula defined benefit pension plan).

Disability. For purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Grantee to perform all of his or her duties under the terms of his or her employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

Prorated Vesting Upon Retirement or Termination by the Company for Other than Cause. The prorated portion of any unvested shares of Restricted Stock that vest upon termination of the Grantee’s employment due to Retirement or by the Company for other than cause shall be determined by multiplying the total number of unvested shares of Restricted Stock at the time of termination of the Grantee’s employment by a fraction, the numerator of which is the number of full months the Grantee has been continually employed since the Grant Date and the denominator of which is 36. For this purpose, full months of employment shall be based on monthly anniversaries of the Grant Date, not calendar months.
(f)	Tax Withholding. In accordance with Article 14 of the Plan, the Company may make such provisions and take such actions as it may deem necessary for the withholding of all applicable taxes on shares of Restricted Stock awarded pursuant to this Agreement. Unless the Committee determines otherwise, the minimum statutory tax withholding required upon vesting of such shares of Restricted Stock shall be satisfied by withholding (or requiring the Grantee to surrender) from the shares of Restricted Stock that vest a number of shares having an aggregate Fair Market Value equal to the minimum statutory tax required to be withheld. If such withholding would result in a fractional share being withheld (or surrendered), the number of shares so withheld (or surrendered) shall be rounded up to the nearest whole share. However, the Grantee may elect to satisfy such tax withholding requirements by timely remittance of such amount by cash or check or such other method that is acceptable to the Company, rather than by withholding (or surrender) of shares, provided such election is made in accordance with such conditions and restrictions as the Company may establish.

(g)	Grantee Bound by Plan and Rules. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof. The Grantee agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee prior to the lapse of restrictions on the shares of Restricted Stock subject to this Agreement. Terms used herein and not otherwise defined shall be as defined in the Plan.

(g)	Governing Law. This Agreement is issued, and the shares of Restricted Stock evidenced hereby are granted, in White Plains, New York, and shall be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its Chairman, President and Chief Executive Officer, or a Vice President, as of the XX day of [month, year].

Agreed to:	ITT Corporation

Grantee
(Online acceptance constitutes agreement)

Dated:	Dated: [month, day, year]

Enclosures

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